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                                                                    EXHIBIT 10.1

                             CONFIDENTIAL SEPARATION
                              AGREEMENT AND RELEASE

         This Confidential Separation Agreement and Release (the "Agreement") is made and entered into by and between Nora I. Serrano ("Employee") and Home Interiors & Gifts, Inc. (the "Company"), herein collectively referred to as the "Parties". This Agreement will become effective as of August 15, 2003 (the "Effective Date").

                                    RECITALS

         WHEREAS, Employee has been employed by the Company as Senior Vice President of Sales.

         WHEREAS, Employee and the Company have mutually agreed to terminate Employee's employment with the Company; and

         WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including but not limited to, any and all claims and controversies arising out of the employment relationship, including the termination thereof, between Employee and the Company.

         NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, the Parties covenant and agree as follows:

         1. Termination of Employment. Employee and the Company agree that Employee's employment with the Company and any of its affiliates (including, without limitation, in any position as an officer of the Company and any of its affiliates) is terminated effective as of August 15, 2003 (the "Termination Date"). Effective as of the Termination Date, all benefits under all Company plans, programs and/or arrangements shall terminate, except as otherwise provided in this Agreement. The Company may open and answer, and authorize others to open and answer, all mail, communications, and other correspondence addressed to Employee relating to the Company or any of its subsidiaries or affiliates or to Employee's employment with the Company or any of its subsidiaries, and Employee shall promptly refer to the Company all inquiries, mail, communications, and correspondence received by her relating to the Company or any of it subsidiaries or affiliates or to Employee's employment with the Company or any of its subsidiaries or affiliates. The Company will promptly forward to Employee all of Employee's personal mail, communications or correspondence received by the Company, unopened to the extent it is reasonably ascertained to be of a personal nature.

         2. General Release. Employee, for and on behalf of herself, and Employee's spouse, family, agents, assigns, successors, heirs, executors, administrators, affiliates, associates, and legal representatives does hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, RELINQUISH, QUITCLAIM, ACQUIT,

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                  AND FOREVER DISCHARGE the Company, its predecessors,
                  successors, past and present parent companies, subsidiary companies, affiliates, associates, partnerships, and its respective current and former owners, partners, assigns, successors, employees, agents, heirs, executors, administrators, legal representatives, officers, directors, shareholders and attorneys and insurers of said corporations, firms, associations, partnerships, and entities (hereinafter the "Releasees"), of and from any and all complaints, claims, grievances, liabilities, suits, demands, causes of action, obligations, promises, agreements, rights, damages, costs (including court costs and attorney's fees), losses, expenses and compensation of any nature whatsoever, KNOWN OR UNKNOWN, past, present or future, fixed or contingent, liquidated or unliquidated, ACCRUED OR CONTINGENT, including, but not limited to, any and all known or unknown claims which have resulted or may result from any alleged acts or omissions, arising out of Employee's hiring, terms and conditions of employment, employment benefits, treatment during employment, and separation from employment, including but not limited to any bonus plans, stock option plans (except to the extent specifically provided below) or other compensation arrangements and expressly including, but not limited to, any and all claims or causes of action based on, related to or arising out of any alleged discrimination, harassment or retaliation based on age, race, sex, national origin, color, religion, citizenship status, disability, or handicap under any municipal, local, state, or federal law, common or statutory; including Title VII of the Civil Rights Act of 1964 (as amended) or any similar law; the Age Discrimination in Employment Act (as amended) or any similar law; the Americans with Disabilities Act (as amended), the Federal Rehabilitation Act or any similar law; the Fair Labor Standards Act or any similar law; the Older Workers Benefit Protection Act and any similar law; wages, compensation, or benefits of employment; retirement benefits or compensation; severance pay or benefits; future compensation, including bonuses or profit sharing; wrongful discharge from employment; negligence; intentional torts; personal injury; mental anguish or emotional distress; exemplary damages; alleged retaliation related to workers' compensation claims under chapter 451 or the Texas Labor Code or any similar law or relating to so-called "whistle-blowers" law; Texas Payday Act or any similar law; defamation, libel or slander; fraud; or breach of contract (including, without limitation, any and all claims or causes of action based on, related to or arising out of that certain Employment Agreement, dated as of November 1, 2001, as amended by that certain Amendment to Employment Agreement, entered into as of December 12, 2002 (the "Employment Agreement") or any other agreement relating to employment, written or oral), any of which existed or may have existed prior to, or contemporaneously with the execution of this Agreement.

                  By the signature below, Employee does hereby acknowledge that upon payment of all the consideration recited herein this is final, full and complete satisfaction, settlement and discharge of any and all liability of the Releasees, if any, to Employee whatsoever by reason of any manner, cause or thing in any way connected with or arising out of the Employee's employment and/or termination

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                  of employment and that Employee shall not receive any further sums of money or other property, except as set forth in this Agreement, from the Company.

                  Except as expressly provided in this Agreement, neither the Company nor any of its predecessors, successors, assigns, subsidiaries or affiliates shall have any further obligation to Employee in connection with the Employment Agreement or Employee's employment by the Company or any of its affiliates or subsidiaries, including but not limited to severance, compensation (including but not limited to deferred compensation, employment contracts, stock options, bonuses and commissions), health insurance, life insurance, disability insurance, club dues, vehicle allowances, vacation pay, sick pay and any similar obligations.

         3. Covenant Not to Sue. Employee, for herself and on behalf of Employee's attorneys, spouse, family, heirs, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST, any of the Releasees based upon any of the claims released in Paragraph 2 of this Agreement and represents that no other person or entity has initiated or will initiate any such proceedings on her behalf. A violation by Employee of this Section 3 will result in indemnification obligations under Section 9, below. EMPLOYEE AGREES, WARRANTS, AND REPRESENTS TO THE COMPANY THAT EMPLOYEE HAS FULL EXPRESS AUTHORITY TO SETTLE ALL CLAIMS AND DEMANDS THAT ARE THE SUBJECT OF SECTION 2 OF THIS AGREEMENT AND THAT EMPLOYEE HAS NOT GIVEN OR MADE ANY ASSIGNMENT TO ANYONE, INCLUDING EMPLOYEE'S SPOUSE, FAMILY OR LEGAL COUNSEL, OF ANY CLAIMS AGAINST ANY PERSON OR ENTITY ASSOCIATED WITH THE COMPANY OR ANY RELEASEES. TO THE EXTENT THAT ANY CLAIM RELATED TO THIS AGREEMENT MAY BE BROUGHT BY PERSONS OR ENTITIES CLAIMING BY, THORUGH, OR UNDER EMPLOYEE, HER HEIRS, SUCCESSORS, OR ASSIGNS, THEN EMPLOYEE FURTHER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE COMPANY OR ANY COMPANY PARTY, THEIR RESPECTIVE AGENTS, AND THEIR RESPECTIVE SUCCESSORS FROM ANY LAWSUIT, JUDGMENT, OR SETTLEMENT ARISING FROM SUCH CLAIMS. EMPLOYEE FURTHER HEREBY ASSIGNS TO THE COMPANY ALL CLAIMS AND CAUSES OF ACTION COVERED BY SECTION 2.

         4. Non-Disclosure of Agreement. Employee agrees that she will keep the terms, amount, and facts of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that she will not communicate or otherwise disclose the terms, amount, or facts of this Agreement to any employee of the Company (past, present, or future), or to any other person, except (a) to Employee's spouse, attorneys, accountants, financial advisors, and future employers, provided that such individuals are advised of and agree to maintain the confidentiality of such matters and (b) as may be required by law or compulsory process. The Company agrees to take reasonable action to keep the terms, amount, and facts of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that it will

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 3

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                  take reasonable action to prevent any employee from
                  communicating or otherwise disclosing the terms, amount or facts of this Agreement to any employee of the Company (past, present or future) or to any other person, except (a) to the Company's senior management, directors, attorneys, accountants, financial advisors, lenders, and other persons which senior management of the Company believes need to be aware of such matters, provided that such individuals are advised of and agree to maintain the confidentiality of such matters, (b) as the Company may deem appropriate in connection with any transactions involving the sale of securities of the Company or of any material portion of the assets of the Company or any transactions involving a merger of the Company with any third party, (c) future employers of Employee as referenced in Sections 5 and 6(e), and (d) as may be required by law or compulsory process. In the event that a Party is required or compelled by law or compulsory process to disclose the existence and or contents of this Agreement, such Party will use best efforts to provide the other Party with written notice, at least seven (7) days in advance of any such disclosure.

         5. Confidentiality. Employee acknowledges that during the term of employment with the Company, Employee received valuable special training, had access to and became acquainted with various displayer lists, customer lists, trade secrets and other confidential information not ordinarily available to the general public. Employee agrees that such special knowledge received is included in the Company's proprietary confidential information. Employee agrees that this confidential information is valuable to the Company and that its protection and maintenance constitutes a legitimate interest to be protected by the enforcement of the covenants contained in this Agreement.

                  Employee acknowledges that the Confidential Information (as defined below) relating to the business of the Company, or any of its affiliates, which has been obtained during her employment with the Company, is the property of the Company. Employee agrees that she will not disclose or use at any time, any Confidential Information, without the prior written consent of the Company. Employee agrees to destroy or deliver to the Company, after the termination from employment, all memoranda, notes, plans, records, reports, drawings, sketches, specifications, diskettes, tapes and other storage media, documentation and other materials (and copies thereof), whether in written, printed or digital format, containing Confidential Information, no matter where such material is located and no matter what form the material may be in, which Employee may then possess or have under her control. If requested by the Company, Employee shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed. Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Company shall be authorized to disclose to any future employer of Employee that Employee's use or disclosure of the Confidential Information is governed by this Agreement and, at the Company's election, furnish such new employer with a copy of this Agreement or relevant portion thereof.

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                  For purpose of this Agreement, "Confidential Information"
                  shall mean trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its affiliates, or any customer thereof, known or intended to be known only to employees of the Company of any of its affiliates or other persons in a confidential relationship with the Company, or the confidentiality of which the Company takes reasonable measure to protect, including, but not limited to manufacturing processes, research and development data, project data, assignments of individual employees, testing and evaluation procedures, cost data and techniques, data bases, designs, models, operation procedures, knowledge of the organization (including pricing and sales policies, techniques and concepts), trade shows (including prices, costs, sales or content), details of joint venture or sponsorship agreements, knowledge of strategic or marketing plans for future products, events, processes, techniques, contracts, financial information or measures, business methods, future business plans, package design, retail design, field marketing outsourcing, displayers and customers (including identities and contact information of displayers and customers and prospective displayers and customers, and identities and contact information of individual contacts at business entities, which are customers), suppliers, vendors, business relationships and other information owned, developed or possessed by the Company; provided however, that Confidential Information shall not include (i) information (other than the identities of displayers and customers) that is in the public domain through no fault of Employee; (ii) information approved for release by written authorization of the Company; or (iii) information that may be required by law or an order of any court, agency or proceeding to be publicly disclosed.

         6.       Non-Solicitation and Non-Teaming.

                  (a) The Employee acknowledges that: (i) the Company's business is international in scope and its products are marketed throughout the United States and the world; (ii) the Company competes with other businesses both within the United States and internationally; and (iii) the provisions of this
                           Section 6 are reasonable and necessary to protect the Company's business.

                  (b) In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Company under this Agreement, the Employee agrees that she will not, directly or indirectly:

                           (i) during the Post-Employment Period (as defined below), participate with two (2) or more individuals who were members of management or unit directors (or higher level directors) of the Company within the three (3) year period prior to the Effective Date in the ownership, management, or operation of any business

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 5

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                                    that involves direct sales or any business
                                    whose products, services or activities
                                    compete in whole or in part with the
                                    products, services or activities of the
                                    Company or its affiliates, anywhere within the United States or within any foreign country where the Company or its affiliates conduct or market their business or services, PROVIDED HOWEVER, that any violation of this Section 6(b)(i) shall not constitute a material breach under Section 9 (giving rise to the remedies listed therein), if such violation is cured by Employee within ten (10) days following the giving of written notice by the Company to the Employee at the address set forth on the signature page of this Agreement;

                           (ii) whether for the Employee's own account or for the account of any other person or entity, at any time during the Post-Employment Period, solicit business of the same or similar type being carried on by the Company or its affiliates, from any retail or wholesale customer of the Company or its affiliates in existence at any time during the year prior to the Effective Date, whether or not the Employee had personal contact with such customer during and by reason of the Employee's employment with the Company;

                           (iii) whether for the Employee's own account or the account of any other person or entity, at any time during the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was at the time of such solicitation, employment or engagement an employee, displayer, consultant or independent contractor of the Company or its affiliates or in any manner induce or attempt to induce any employee of the Company or its affiliates to terminate his/her employment with the Company, or its affiliates or in any manner induce or attempt to induce any displayer of the Company or its affiliates to terminate his/her relationship with the Company or its affiliates; or

                           (iv) whether for the Employee's own account or the account of any other person at any time during the Post-Employment Period, interfere with the Company's or any of its affiliates' relationship with any person, including any person who is or was at any time prior to or during the Post-Employment Period, an employee, displayer, contractor, supplier, or customer of the Company or its affiliates.

                  (c) If any covenant in this Section 6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary,

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                           and not against public policy, will be effective,
                           binding, and enforceable against the Employee.

                  (d)      The period of time applicable to any covenant in this
                           Section 6 will be extended by the duration of any violation by the Employee of such covenant.

                  (e)      The Employee will, while the covenant under this
                           Section 6 is in effect, give written notice to the Company, within ten (10) days after accepting any other employment or consulting arrangement, of the identity of the Employee's new employer or contractor and all of the material duties and services to be provided by Employee in such employment or retention, which shall not require disclosure by Employee of any terms of compensation. The Company may notify such new employer that the Employee is bound by this Agreement and, at the Company's election, furnish such new employer with a copy of this Agreement or relevant portion thereof.

                  (f) The term "Post-Employment Period" means the three (3) year period following the Effective Date.

         7.       Severance Benefit Terms. The Company agrees to:

                  (a) Pay to Employee within three (3) days following the Effective Date cash in the amount of ONE MILLION NINETY SIX THOUSAND SIX HUNDRED NINETY-ONE DOLLARS ($1,096,691.00) (such amount representing three (3) times Employee's 2002 year-end salary and 2002 bonus), less (A) payroll deductions and other deductions required by law, and (B) taxes required to be withheld by the Company with respect to the transfer to Employee of the automobile described in
                           Section 7(d) of this Agreement.

                  (b) Reimburse Employee for insurance premiums required to maintain health coverage under COBRA, and for supplemental life, accidental death and dismemberment insurance policies, (or at the Company's election, pay such premiums directly) through the earlier of August 31, 2004 or the date on which Employee has comparable coverage through a new employer.

                  (c) Subject to Section 9, below, the Company shall amend and restate (A) the terms of those certain Non-Qualified Stock Option Agreements, dated November 1, 2000 (as amended as of March 18, 2002), and May 7, 2002, in accordance with the terms of an Amended and Restated Non-Qualified Stock Option Agreement substantially in the form of Exhibit A attached hereto and (B) the terms of that certain Non-Qualified Stock Option Agreement, dated September 27, 2002, in accordance with the terms of an Amended and Restated Non-Qualified Stock Option Agreement substantially in the form of Exhibit B attached hereto.

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                  (d)      Transfer to Employee title to the 2003 Mercedes Benz
                           E320 currently being leased by the Company for use by Employee.

                  (e) Subject to Sections 5 and 6, above, waive any all rights the Company may have to enforce the non-competition covenant of Employee under Section 9(b)(i) of the Employment Agreement for actions taken by Employee after the Termination Date.

                           The payments and benefits set forth in Section 7 shall be subject to applicable federal, state and local withholding taxes and to any withholding that would be applicable were Employee an employee of the Company. EMPLOYEE AGREES THAT, TO THE EXTENT THAT ANY INDIVIDUAL FEDERAL OR STATE TAXES OF ANY KIND MAY BE DUE AS A RESULT OF ANY SUCH PAYMENT TO EMPLOYEE, EMPLOYEE SHALL BE SOLELY RESPONSIBLE FOR SUCH TAXES AND WILL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE COMPANY IN THE EVENT THERE IS ANY CLAIM AGAINST THE COMPANY FOR SUCH TAXES. THIS SECTION SHALL NOT RELEASE THE COMPANY OF ITS OBLIGATIONS WITH RESPECT TO WITHHOLDING.

         8. No Admission. This Agreement is not an admission of wrongdoing or liability by either Employee or the Company. The Parties hereto recognize that, by entering into this Agreement, the Company does not admit any violation of any local, state, or federal law, common or statutory. The Parties further recognize that this Agreement has been entered into in release and compromise of any claims that might be asserted by Employee, in connection with Employee's employment with the Company, or the termination thereof, and to avoid the expense and burden of any litigation related thereto.

         9. Breach by Employee. The Parties acknowledge and agree that in the event Employee materially breaches any provision of this
                  Agreement: (a) the Company may suspend payments under this Agreement and/or rescind the Agreement; (b) Employee will indemnify and hold the Company harmless from and against any and all resulting damages or loss incurred by the Company (including attorneys' fees and expenses); (c) Employee will immediately repay to the Company in full any payment made to her under the provisions of this Agreement; and (d) the Company will be entitled to recover from Employee any payment not repaid to the Company, as required by subpart (c) of this paragraph, as well as any and all other resulting actual or consequential damages. Further, in the event Employee materially breaches any provision of this Agreement all options described under Section 7(c) shall be forfeited, whether or not then vested or unvested. The Company may also pursue any other available remedies for any breach of this Agreement.

                  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any of the Parties shall not be construed as a waiver of a

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 8

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                  subsequent breach of the same covenant term, or provision, nor shall it be considered a waiver of any other existing or subsequent breach of a different covenant, term, or provision.

         10. Severability. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. However, the Parties agree that all payments made under the Agreement shall remain full and final and the occurrence of any event of inapplicability, invalidity, illegality, unenforceability, or modification made to this Agreement shall in no way (a) entitle the Employee to any additional payment, compensation, or cost from the Company or create any liability for the Company to the Employee under this Agreement, or (b) revise, reinstate, or otherwise restore any claims or causes of action being released hereby. The Parties further agree that the occurrence of any such inapplicability, invalidity, illegality, unenforceability, or modification will not operate to reduce the consideration paid to the Employee under this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provisions, as may be possible and that is legal, valid, and enforceable.

         11. Remedies. The Parties agree that should one party sue the other party for a breach of any provision of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs of court. The parties hereby agree that each party shall have the right to sue for specific performance of this Agreement, and for declaratory and injunctive relief.

         12. Entire Agreement. This Agreement (together with the stock option agreements substantially in the form attached hereto as Exhibits A and B) constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written. All such prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement cannot be changed or terminated without the express written consent of the parties.

         13. Reference. The Parties acknowledge and agree that Employee will direct any request for employment references from the Company to the Chief Executive Officer of the Company, and that the Company will not be obligated to respond to any such requests, or to any other inquiries from prospective employers of

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                  Employee, except to disclose only a neutral reference that discloses only Employee's job title and dates of employment.

         14. Waiver. Employee waives and releases forever any right or rights she might have to seek re-employment, or reinstatement with the Company or any of the other Releasees.

         15. Non-Disparagement. Employee agrees that she shall not, directly or indirectly, in any way disparage the Company or its affiliates or any of the shareholders, partners, members, or other holders of equity in the Company or its current and former officers, directors, and employees, or make to, or solicit from, any third party, any comments, statements, and the like that may be considered to be derogatory or detrimental to the good name or business reputation of the Company. The Company agrees that it shall take reasonable action to prevent any employee of the Company from disparaging the Employee or making any comments, statements and the like that may be considered to be derogatory or detrimental to the good name or business reputation of the Employee, and if the Company becomes aware of any material violation of such instruction to employees, the Company shall take reasonable action to prevent the recurrence of such violation.

         16. Statement of Understanding. By executing this Agreement, Employee acknowledges that (a) Employee has been advised by the Company in writing to consult with an attorney regarding the terms of the Agreement; (b) Employee has consulted with an attorney of her own choosing regarding the terms of the Agreement; (c) any and all questions regarding the terms of this Agreement have been asked and answered to Employee's complete satisfaction; (d) Employee has read this Agreement and fully understands its terms and their import; (e) except as provided by this Agreement, Employee has no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; (g) Employee is entering into this Agreement voluntarily, of her own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever; and
                  (h) Employee is no longer an employee of the Company and its subsidiaries effective on the Termination Date.

         17. Controlling Law and Venue. This Agreement shall be subject to and construed in accordance with the laws of the State of Texas. Venue shall be in Dallas County, Texas for any disputes arising out of the interpretation or enforcement of any of the terms of this Agreement.

         18. Binding Effect. This Agreement is binding on and inures to the benefit of the Company, its successors and assigns, and on Employee and Employee's heirs and assigns.

         19. Cooperation and Further Assurances. In order to assist with the transition following the termination of her employment with the Company, Employee agrees to make herself available to assist with such transition through and

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 10

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                  including August 31, 2003, in such manner as may be reasonably requested by the Company. The Parties agree to execute and deliver such other and further documents and take such other action as may be reasonably necessary to more completely, fully and/or correctly evidence or effect the intents and purposes of this Agreement.

         20. LEGAL COUNSEL. EMPLOYEE UNDERSTANDS THAT SHE IS WAIVING IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT AND, FURTHER, THAT EMPLOYEE HAS CONSULTED WITH AN ATTORNEY OF HER CHOOSING BEFORE SIGNING THIS AGREEMENT.

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 11

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily intending to be legally bound by it.

ACCEPTED AND AGREED TO BY:

EMPLOYEE

/s/ Nora I. Serrano
-------------------
Nora I. Serrano

August 14, 2003
Date

Address for Notice:

         5648 Dunlap Court
         Plano, Texas 75093

STATE OF TEXAS                         )
                                       )
COUNTY OF                              )

         BEFORE ME, the undersigned, a Notary Public, on this day personally appeared Nora I. Serrano known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE this                      day of
                        .

                                       _________________________________________
                                       Notary Public, State of Texas
                                       My commission expires: __________________

[SEAL]

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 12

HOME INTERIORS & GIFTS, INC.

By: /s/ Kenneth J. Cichocki
    -----------------------
Name:  Kenneth J. Cichocki
Title: Senior Vice President of Finance


Date August 14, 2003

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 13

                                    EXHIBIT A

            FORM OF 1998 NON-QUALIFIED STOCK OPTION AGREEMENT

THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY'S 1998 STOCK OPTION PLAN FOR KEY EMPLOYEES AND THIS AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH PLAN IS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                          HOME INTERIORS & GIFTS, INC.
                             1998 STOCK OPTION PLAN

            AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT
                                FOR KEY EMPLOYEES

                                 August 15, 2003

Ms. Nora I. Serrano
5648 Dunlap Ct.
Plano, TX 75093

Re:      Grant of Stock Option

Dear Nora:

         The Board of Directors of Home Interiors & Gifts, Inc. (the "Company") has adopted the Company's 1998 Stock Option Plan (the "Plan") for certain individuals and key employees of the Company and its Related Entities. A copy of the Plan is being furnished to you concurrently with the execution of this Option Agreement and shall be deemed a part of this Option Agreement as if fully set forth herein. Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Plan.

         The Company granted to you an option to purchase 5,000 shares of the Common Stock of the Company under that certain Non-Qualified Stock Option Agreement for Key Employees, dated November 1, 2000 (as amended as of March 18,
2002), and the option to purchase an additional 5,000 shares of the Common Stock of the Company under that certain Non-Qualified Stock Option Agreement dated May 7, 2002 (collectively, the "Old Agreements"). The Old Agreements are hereby amended and restated in their entirety.

EXHIBIT A TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 14

         1.       The Grant.

                  The Company granted to you, effective as of November 1, 2000 (the "2000 Grant Date"), the right and option to purchase (the "2000 Option"), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of 5,000 shares of Common Stock of the Company (the "2000 Option Shares"), at the Exercise Price (as hereinafter defined). The Company granted to you, effective as of May 7, 2002 (the "2002 Grant Date," each of the 2000 Grant Date and the 2002 Grant Date being a "Grant Date"), the right and option to purchase (the "2002 Option," and collectively with the 2000 Option, the "Option"), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of 5,000 shares of Common Stock of the Company (the "2002 Option Shares," and collectively with the 2000 Option Shares, the "Option Shares"), at the Exercise Price. As used herein, the term "Exercise Price" shall mean a price equal to $18.05 per share, subject to the adjustments and limitations set forth herein and in the Plan. The Option is intended to constitute a Non-Qualified Option within the meaning of the Plan; however, you should consult with your tax advisor concerning the proper reporting of any federal or state tax liability that may arise as a result of the grant or exercise of the Option.

         2.       Exercise.

                  (a) For purposes of this Option Agreement, all of the Option Shares shall be deemed "Vested Shares." The Option shall not be subject to any requirements in the Plan for vesting or exercise relating to continuing employment with the Company.

                  (b) Subject to the relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement. In no event shall you be entitled to exercise the Option for a fraction of a Vested Share.

                  (c) The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void upon the expiration of ten (10) years from the applicable Grant Date.

                  (d) Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and shall be accompanied by a certified or bank check payable to the order of the Company in the full amount of the Exercise Price of the shares so purchased, or in such other manner as described in the Plan and established by the Committee.

                  (e) Notwithstanding any provisions herein or in the Plan to the contrary, in the event of a material breach by you of either that certain Employment Agreement, dated as of November 1, 2001, as amended by that certain Amendment to Employment Agreement, entered into as of December 12, 2002, or that certain Confidential Separation Agreement and Release, dated as of August 15, 2003, you shall immediately and automatically forfeit to the Company, for no consideration, the Option and all Option Shares (regardless of the fact that they are Vested Shares).

EXHIBIT A TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 15

         3.       Transferability.

                  Except as otherwise provided in Section 4 hereof, the Option and any rights or interests therein are not assignable or transferable by you except by will or the laws of descent and distribution, and during your lifetime, the Option shall be exercisable only by you or, in the event that a legal representative has been appointed in connection with your Disability, such legal representative.

         4.       Purchase Option.

                  (a) The Company shall have the Purchase Option on the Option and the Option Shares set forth in clause (ii) of Section 9(a) of the Plan (relating to a Change in Control); provided, however, that the Company expressly disclaims the Purchase Option on the Option and the Option Shares set forth in clause (i) of Section 9(a) of the Plan (relating to the termination of your employment with the Company). If in accordance with the immediately preceding sentence, the Company shall exercise such Purchase Option, you (or your executor or the administrator of your estate or the Person who acquired the right to exercise the Option by bequest or inheritance in the event of your death, or your legal representative in the event of your incapacity (hereinafter, collectively with such optionee, the "Grantor")) shall sell to the Company and/or its assignee(s), all or any portion (at the Company's option) of the Option Shares and/or the Option held by the Grantor (such Option Shares and Option collectively being referred to as the "Purchasable Shares").

                  (b) The Company shall give notice in writing to the Grantor of the exercise of the Purchase Option within one (1) year from the date the Purchase Option arises under the terms of the Plan. Such notice shall state the number of Purchasable Shares to be purchased and the determination of the Board of Directors of the Fair Market Value per share of such Purchasable Shares. If no notice is given within the time limit specified above, the Purchase Option shall terminate.

                  (c) The purchase price to be paid for the Purchasable Shares purchased pursuant to the Purchase Option shall be, in the case of any Option Shares, the Fair Market Value per share as of the date of notice of exercise of the Purchase Option times the number of shares being purchased, and in the case of the Option, the Fair Market Value per share times the number of Vested Shares subject to such Option which are being purchased, less the applicable per share Exercise Price. The purchase price shall be paid in cash. The closing of such purchase shall take place at the Company's principal executive offices within ten (10) days after the purchase price has been determined. At such closing, the Grantor shall deliver to the purchaser(s) the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchaser(s). In the event that, notwithstanding the foregoing, the Grantor shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchaser(s) the closing shall nevertheless occur on such scheduled closing date, with the cash

EXHIBIT A TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 16 purchase price being reduced to the extent of all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

                  (d) To assure the enforceability of the Company's rights under this Section 4, each certificate or instrument representing Option Shares subject to this Option Agreement shall bear a conspicuous legend in substantially the following form:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY'S 1998 STOCK OPTION PLAN FOR KEY EMPLOYEES AND A STOCK OPTION AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH OPTION PLAN AND OPTION AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES."

         5.       Registration.

                  The Company shall not in any event be obligated to file any registration statement under the Securities Act or any applicable state securities laws to permit exercise of the Option or to issue any Common Stock in violation of the Securities Act or any applicable state securities laws. You (or in the event of your death or, in the event a legal representative has been appointed in connection with your Disability, the Person exercising the Option) shall, as a condition to your right to exercise the Option, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of the Option Shares pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities laws.

                  Certificates for the Option Shares, when issued, shall have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

                  "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS."

EXHIBIT A TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 17

                  The foregoing legend may not be required for Option Shares issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

         6.       Miscellaneous.

                  This Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling. The Old Agreements (being amended and restated in their entirety hereby) shall be of no further force or effect.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT A TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 18

         Please indicate your acceptance of all the terms and conditions of the Option and the Plan by signing and returning a copy of this Option Agreement.

                                              Very truly yours,

                                              HOME INTERIORS & GIFTS, INC.

                                              By: /s/ Donald J. Carter, Jr.
                                                  ------------------------------
                                                  Name: Donald J. Carter, Jr.
                                                  Title: Chief Executive Officer

 ACCEPTED:

/s/ Nora I. Serrano
------------------
 Nora I. Serrano

 Date: August 14, 2003

EXHIBIT A TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 19

                                    EXHIBIT B

                FORM OF 2002 NON-QUALIFIED STOCK OPTION AGREEMENT

         THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY'S 1998 STOCK OPTION PLAN FOR KEY EMPLOYEES AND THIS AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH PLAN IS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                          HOME INTERIORS & GIFTS, INC.
                             2002 STOCK OPTION PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                FOR KEY EMPLOYEES

                                 August 15,2003

Ms. Nora I. Serrano
5648 Dunlap Ct.
Plano, TX 75093

Re:  Grant of Stock Option

Dear Nora:

         The Board of Directors of Home Interiors & Gifts, Inc., a Texas corporation (the "Company") has adopted the Company's 2002 Stock Option Plan For Key Employees (the "Plan") for certain individuals and key employees of the Company and its Related Entities. A copy of the Plan is being furnished to you concurrently with the execution of this Option Agreement and shall be deemed a part of this Option Agreement as if fully set forth herein. Unless the context otherwise requires, all capitalized terms used but no otherwise defined herein shall have the meanings given such terms in the Plan.

         The Company granted to you an option to purchase 500,000 shares of the Common Stock of the Company under that certain Non-Qualified Stock Option Agreement for Key Employees, dated September 27, 2002 (the "Old Agreement"). The Old Agreement is hereby amended and restated in its entirety.

         1.       The Grant.

                  The Company granted to you, effective as of September 27, 2002 (the "Grant Date"), the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of 500,000 shares of Common Stock of

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 20 the Company (the "Option Shares" at the Exercise Price (as hereinafter defined)). As used herein, the term "Exercise Price" shall mean a price equal to $19.42 per share, subject to the adjustment and limitations set forth herein and in the Plan. The Option is intended to constitute a Non-Qualified Option within the meaning of the Plan; however, you should consult with your tax advisor concerning the proper reporting of any federal or state tax liability that may arise as a result of the grant or exercise of the Option.

         2.       Exercise.

                  (a) For purposes of this Option Agreement, the Option Shares shall be deemed "Nonvested Shares" unless and until they have become "Vested Shares." The Option shall not be subject to any requirements in the Plan for vesting or exercise relating to continuing employment with the Company. Notwithstanding the foregoing sentence and anything to the contrary contained in
Section 6(c) of the Plan, however, and subject to the provisions of Section 2(c) hereof, the Option shares shall become Vested Shares and shall become exercisable only upon the achievement of the annual performance targets set forth on Exhibit A attached hereto. Twenty percent (20%) of the Option Shares shall become Vested Shares in accordance with the terms of the Plan upon the achievement of each annual performance target; provided, however, that if for any annual period the Equity Value Target for such period is not met, the number of Option Shares that would have become Vested Shares upon the achievement in any subsequent period of such Equity Value Target. In addition, in the event that any future Equity Value Target is met in any annual period, the number of Option Shares that would have become Vested Shares upon the achievement of such future Equity Value Target in such subsequent annual period shall become Vested Shares upon the achievement of such future Equity Value Target in the earlier annual period regardless of whether the Equity Value Target in the earlier annual period regardless of whether the Equity Value Target for such future annual period is actually achieved in such future annual period.

                  (b) Determinations with respect to whether an applicable annual Equity Value Target has been achieved (and the accompanying computations of EBITDA and Net Consolidated Debt) shall be made by the Board of Directors or the Option Committee within 30 days after approval by the Board of Directors (or other appropriate committee thereof) of the Company's audited financial statements for the applicable fiscal year, and shall be final and binding on the Company and the Optionee absent manifest error. Until such determination has been made, no Option Shares shall be deemed to be Vested Shares for any purposes hereunder (including for purposes of determining whether any Options may be exercised in connection with any termination of employment that occurred to the date of determination).

                  (c) Upon the occurrence of a Change of Control, irrespective of whether the annual performance targets set forth on Exhibit A were achieved prior to the Change of Control Date (as defined in Exhibit A), your Nonvested Shares shall become exercisable only as follows: Twenty Percent (20%) of the Nonvested Shares shall become Vested Shares for each fiscal year in which the Change of Control Equity Value (as defined in Exhibit A) equals or exceeds the Equity Value Target for such fiscal year. In addition, in the event that the Change of Control Equity Value exceeds an Equity Value Target for a particular fiscal year but does not equal the Equity Value Target for the next succeeding fiscal year, an additional twenty percent (20%) of your Unvested Shares shall become Vested Shares. For example, if (i) a Change of Control occurs during the fiscal year ended December 31, 2004, (ii) the Change of Control Equity Value on the Change of Control

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 21

Date was $750 million and (iii) none of your Option Shares had previously become Vested Shares in accordance with Section 2(a) hereof, eighty percent (80%) of your Option Shares would become Vested Shares and the remaining twenty percent (20%) would constitute Unvested Shares.

                  (d) Subject to the relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement. In no event shall you be entitled to exercise the Option for a fraction of a Vested Share.

                  (e) The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void upon the expiration of ten (10) years from the Grant Date.

                  (f) Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and shall be accompanied by a certified or bank check payable to the order of the Company in the full amount of the Exercise Price of the shares so purchased, or in such other manner as described in the Plan and established by the Committee.

                  (g) Notwithstanding any provisions herein or in the Plan to the contrary, in the event of a material breach by you of either that certain Employment Agreement, dated as of November 1, 2001, as amended by that certain Amendment to Employment Agreement, entered into as of December 12,2002, or that certain Confidential Separation Agreement and Release, dated as of August 15, 2003, you shall immediately and automatically forfeit to the Company, for no consideration, the Option and all Option Shares (regardless of whether they are Vested Shares or Nonvested Shares).

         3.       Purchase Option.

                  (a) The Company shall have the Purchase Option on the Option and the Option Shares set forth in clause (ii) of Section 9(a) of the Plan (relating to a Change in Control); provided, however, that the Company expressly disclaims the Purchase Option on the Option and the Option Shares set forth in clause (i) of Section 9(a) of the Plan (relating to the termination of your employment with the Company). If, in accordance with the immediately preceding sentence, the Company shall exercise such Purchase Option, you (or your executor or the administrator of your estate or the Person who acquired the right to exercise the Option by bequest or inheritance in the event of your death, or your legal representative in the event of your incapacity (hereinafter, collectively with such optionee, the "Grantor")) shall sell to the Company and/or its assignee(s), all or any portion (at the Company's option) of the Option Shares and/or the Option held by the Grantor (such Option Shares and Option collectively being referred to as the "Purchasable Shares").

                  (b) The Company shall give notice in writing to the Grantor of the exercise of the Purchase Option within one (1) year from the date the Purchase Option arises under the terms of the Plan. Such notice shall state the number of Purchasable Shares to be purchased and the determination of the Board of Directors of the Fair Market Value per share of such purchasable

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 22

Shares. If no notice is given within the time limit specified above, the Purchase Option shall terminate.

                  (c) The purchase price to be paid for the Purchasable Shares purchased pursuant to the Purchase Option shall be, in the case of any Option Shares, the Fair Market Value per share as of the date of notice of exercise of the purchase Option times the number of shares being purchased, and in the case of the Option, the Fair Market Value per share times the number of Vested Shares subject to such Option which are being purchased, less the applicable per share Exercise Price. The purchase price shall be paid in cash. The closing of such purchase shall take place at the Company's principal executive offices within ten (10) days after the purchase price has been determined. At such closing, the Grantor shall deliver to the purchaser(s) the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchase(s). In the event that, notwithstanding the foregoing, the Grantor shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchaser(s) the closing shall nevertheless occur on such scheduled closing date, with the cash purchase price being reduced to the extent of all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

                  (d) To assure the enforceability of the Company's rights under this Section 3, each certificate or instrument representing Option Shares subject to this Option Agreement shall bear a conspicuous legend in substantially the following form:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY'S 2002 STOCK OPTION PLAN FOR KEY EMPLOYEES AND A STOCK OPTION AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH OPTION PLAN AND OPTION AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES."

         4.       Registration.

                  The Company shall not in any event be obligated to file any registration statement under the Securities Act or any applicable state securities laws to permit exercise of the Option or to issue any Common Stock in violation of the Securities Act or any applicable sate securities laws. You (or in the event of your death or, in the event a legal representative has been appointed in connection with your Disability, the Person exercising the Option) shall, as a condition to your right to exercise the Option, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of the Option Shares pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities laws.

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 23

                  Certificates for the Option Shares, when issued, shall have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

                  "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION of THE ISSUER, MAY INCLUDE AN OPTION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS."

                  The foregoing legend may not be required for Option Shares issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

         5.       Miscellaneous.

                  This Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the Plan, the Plan shall be controlling. The Old Agreement (being amended and restated in its entirety hereby) shall be of no further force or effect.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 24

         Please indicate your acceptance of all the terms and conditions of the Option, and the Plan by signing and returning a copy of this Option Agreement.

                                            Very truly yours,

                                            HOME INTERIORS & GIFTS, INC.

                                            By: /s/ Donald J. Carter, Jr.
                                                --------------------------------
                                            Name:  Donald J. Carter, Jr.
                                            Title: Chief Executive Officer

ACCEPTED:

/s/ Nora I. Serrano
-------------------
Nora I. Serrano

Date: August 14, 2003

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 25

                                    Exhibit A

                                Vesting Schedule

                     PERCENT OF ORIGINAL
FISCAL YEAR ENDED       OPTION SHARES        EQUITY VALUE TARGET(1)
-----------------    -------------------     ----------------------
December 31, 2002            20%                $   430 million

December 31, 2003            20%                $   555 million

December 31, 2004            20%                $   670 million

December 31, 2005            20%                $   885 million

December 31, 2006            20%                $ 1,090 million

Definitions: The following definitions shall be used in calculating the Equity Value Target.

"EBITDA" has the meaning given to such term in the Amended and Restated Credit Agreement, dated June 30, 2001, among the Company, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as syndication agent, Citicorp, USA, Inc. and Societe Generale, as co-agents, and the lenders from time to time party thereto, as the same may be amended from time to time.

"EQUITY VALUE" means the product of EBITDA as of the end of the applicable fiscal year times seven and one-half (7 1/2) less the average Net Consolidated Debt outstanding at the end of such fiscal year. The calculation of Equity Value shall be made by the Board of Directors or the Option Committee and shall be final and binding on the Company and the Employee absent manifest error.

"INDEBTEDNESS" means, any indebtedness, whether or not contingent, in respect of borrowed money determined in accordance with generally accepted accounting principles.

"NET CONSOLIDATED DEBT" means the aggregate amount of Indebtedness of the Company and its subsidiaries on a consolidated basis outstanding as of the end of the applicable fiscal year less cash and cash equivalents of the Company and its subsidiaries on a consolidated basis as of the end of the applicable fiscal year.

/s/ Nora I. Serrano
-------------------
Nora I. Serrano

Date: August 14, 2003

---------------
(1) The Employee acknowledges and agrees that the Committee has the right to amend the Equity Value Target for any annual period to reflect changes in the Company's business, including, without limitation, to reflect the acquisition or divestiture of a Related Entity) or for such other reasons as it deems appropriate.

EXHIBIT B TO CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE - Page 26